Exhibit 99.1

Press Release	For Immediate Release

Date: August 5, 2021

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2021 RESULTS

GLEN BURNIE, MD (August 5, 2021) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $480,000, or $0.17 per basic and diluted common share for the three-month period ended June 30, 2021, as compared to a net loss of $96,000, or $0.03 per basic and diluted common share for the three-month period ended June 30, 2020. Bancorp reported net income of $1,074,000, or $0.38 per basic and diluted common share for the six-month period ended June 30, 2021, compared to $174,000, or $0.06 per basic and diluted common share for the same period in 2020. On June 30, 2021, Bancorp had total assets of $432.8 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 116th consecutive quarterly dividend on July 30, 2021. The Company recorded a net benefit of $67,000 from the release of allowance for credit losses loans (“ACL-loans”) for the second quarter of 2021 and $471,000 for the first half of 2021 compared to a provision for credit losses (“PCL-loans”) of $487,000 for the second quarter of 2020 and $407,000 for the first half of 2020.

“We are very pleased to report another quarter of strong financial performance,” said John D. Long, President and Chief Executive Officer. “The story for this quarter, and for the first six months of 2021, is the release of ACL-loans compared to significant provision for loan loss during the quarter and the first half of 2020. Additionally, the Bank’s continued realization of Paycheck Protection Program (“PPP”) loan fees due to ongoing PPP loan forgiveness by the SBA contributed to our strong performance. Our margin continues to be under pressure as deposit growth driven by government stimulus has far outpaced net loan decreases. Our challenge for the remainder of 2021, and into 2022, will be generating loan growth in the post-pandemic economy, but we are encouraged by the improving economic factors in our markets as the economy reopens.”

“We remain committed to improving our noninterest income revenue streams and are very pleased with the success of recently introduced deposit products and services, along with the growth seen in other key fee income categories. Our desire to meet growth objectives in a cost-conscious manner remains a priority, and we will continue to regularly review our branch system and other expense categories to identify potential opportunities to conduct business more efficiently.”

Highlights for the First Six Months of 2021

The Company recorded a PCL-loans benefit of $67,000 in the second quarter of 2021 as compared to a PCL-loans expense of $487,000 in the second quarter of 2020, and a year-to-date PCL-loans benefit of $471,000 in 2021 as compared to a $407,000 PCL-loans expense for the same period in 2020. The $554,000 favorable decline in PCL-loans in the second quarter of 2021 as compared to the second quarter of 2020, and the $878,000 favorable decrease in the first six months of 2021 compared to the same period in 2020 is due primarily to lower average balances on loans, and net recoveries of previously charged-off loan balances.

Total interest income declined $0.3 million to $6.5 million for the six-month period ending June 30, 2021, compared to the same period in 2020. This was driven primarily by an $846,000 decrease in interest income on loans consistent with the $38.3 million decline in the average balance of the loan portfolio. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company had an $8.5 million higher level of excess liquidity during the first half of 2021 compared to the same period in 2020.

Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 14.29% on June 30, 2021, as compared to 12.95% for the same period of 2020.

Return on average assets for the three-month period ended June 30, 2021, was 0.45%, as compared to -0.10% for the three-month period ended June 30, 2020. Return on average equity for the three-month period ended June 30, 2021, was 5.51%, as compared to -1.05% for the three-month period ended June 30, 2020. The significant provision for loan losses in 2020, precipitated by the unknown consequences of the COVID-19 pandemic and the subsequent stimulus driven economic turnaround, drove the higher returns.

The cost of funds decreased from 0.45% during the second quarter of 2020 to 0.28% during the second quarter of 2021. This decrease was primarily due to a change in funding mix, consisting of an increase in lower cost non-time deposits as a percentage of total funding sources, and lower rates on time deposits, reflecting the declining interest rate environment.

The book value per share of Bancorp’s common stock was $12.43 on June 30, 2021, as compared to $12.65 per share on June 30, 2020.

On June 30, 2021, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 13.45% on June 30, 2021, as compared to 12.10% on June 30, 2020. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $432.8 million on June 30, 2021, an increase of $14.6 million or 3.49%, from $418.2 million on June 30, 2020. Investment securities increased by $73.1 million or 86.51% to $157.6 million as of June 30, 2021, as compared to $84.5 million for the same period of 2020, primarily due to changes in our asset mix resulting from significant increases in deposits from government stimulus programs, deposit customers’ increased savings, and decreases in loan portfolio balances. Loans, net of deferred fees and costs, were $234.9 million on June 30, 2021, a decrease of $50.1 million or 17.58%, from $285.0 million on June 30, 2020. Net loans during the first half of 2021 and 2020 include loans funded under the SBA PPP, offset by forgiveness activity by the SBA. PPP loans carry a fixed interest rate of 1.0% with a two- or five-year contractual maturity depending on the origination date.

Total deposits were $368.9 million on June 30, 2021, an increase of $27.0 million or 7.90%, from $341.9 million on June 30, 2020. Noninterest-bearing deposits were $143.3 million on June 30, 2021, an increase of $15.7 million or 12.30%, from $127.6 million on June 30, 2020. The increase in deposits was primarily related to PPP and other government stimulus payments leading to historically high savings rates. Interest-bearing deposits were $225.6 million on June 30, 2021, an increase of $11.3 million or 5.27%, from $214.3 million on June 30, 2020. Total borrowings were $25.2 million on June 30, 2021, a decrease of $12.2 million or 32.62%, from $37.4 million on June 30, 2020. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. On June 30, 2021, and 2020, the Company borrowed $5.2 million and $17.4 million, respectively, under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

As of June 30, 2021, total stockholders’ equity was $35.4 million (8.18% of total assets), equivalent to a book value of $12.43 per common share. Total stockholders’ equity on June 30, 2020, was $35.9 million (8.58% of total assets), equivalent to a book value of $12.65 per common share. The reductions in the ratio of stockholders’ equity to total assets was due to higher asset balances from increased levels of cash equivalents and investment securities, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio and the $1.5 million impact of the adoption of the CECL accounting standard for credit losses. Included in stockholders’ equity on June 30, 2021, and June 30, 2020, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities and derivative contracts totaling $257,000 and unrealized gains (net of taxes) of $306,000, respectively. This decrease in unrealized gains primarily resulted from decreasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.95% of total assets on June 30, 2021, as compared to 1.12% for the same period of 2020. The $705,000 decrease in OREO balance and $14.6 million higher asset balance, offset by $173,000 increase in nonaccrual loans drove the 0.17% decrease in nonperforming assets as percentage of total assets from June 30, 2020, to June 30, 2021.

Review of Financial Results

For the three-month periods ended June 30, 2021, and 2020

Net income for the three-month period ended June 30, 2021, was $480,000, as compared to a net loss of $96,000 for the three-month period ended June 30, 2020.

Net interest income for the three-month period ended June 30, 2021, totaled $3.02 million, an increase of $78,000 from the three-month period ended June 30, 2020. The increase in net interest income was due to a $124,000 reduction in the costs of interest-bearing deposits and borrowings, offset by $46,000 lower interest income. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and bond purchases in response to COVID-19 driven excess liquidity. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting deployment of increased deposits.

Net interest margin for the three-month period ended June 30, 2021, was 2.92%, as compared to 3.12% for the same period of 2020. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $35.9 million while the yield decreased 0.36% from 3.54% to 3.18%, when comparing the three-month periods ending June 30, 2020, and 2021. The average balance on interest-bearing funds and noninterest-bearing funds increased $10.8 million and $23.7 million, respectively, and the cost of funds decreased 0.17%, when comparing the three-month periods ending June 30, 2020, and 2021. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $80.2 million from $94.6 million to $174.8 million for the second quarter of 2021, as compared to the same period of 2020, while the yield increased from 1.51% to 1.65% during that same period. Much of the increase in yields for the three-month period can be attributed to a significant increase in investment securities available for sale.

Average loan balances decreased $44.3 million or 15.59% to $239.9 million for the three-month period ended June 30, 2021, as compared to $284.2 million for the same period of 2020 while the yield increased from 4.22% to 4.29% during that same period. The increase in loan yields for the second quarter of 2021 reflected the accelerated recognition of net fees due to PPP loan forgiveness by the SBA.

The Company recorded a PCL-loans benefit of $67,000 in the second quarter of 2021 as compared to a provision for loan loss of $487,000 in the second quarter of 2020. The $554,000 favorable decline in PCL-loans in the second quarter of 2021 as compared to the second quarter of 2020, is due primarily to lower average balances on loans, net recoveries of previously charged-off loan balances and strong credit discipline. As a result, the ACL-loans was $2.9 million on June 30, 2021, representing 1.23% of total loans, as compared to the allowance for loan losses of $2.4 million, or 0.84% of total loans on June 30, 2020. The ratio of the ACL-loans and the allowance for loan losses to total loans increased 0.39% primarily due to the Company’s adoption of the CECL accounting standard effective January 1, 2021. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the three-month period ended June 30, 2021, was $280,000, as compared to $228,000 for the three-month period ended June 30, 2020, an increase of $52,000 or 22.81%, driven primarily by $39,000 higher other fees and commissions and $14,000 gain on sale of other real estate.

For the three-month period ended June 30, 2021, noninterest expense was $2.79 million, as compared to $2.81 million for the three-month period ended June 30, 2020, a decrease of $14,000. The primary contributors to the $14,000 decrease, when compared to the three-month period ended June 30, 2020, were decreases in legal, accounting, and other professional fees, and other expenses, offset by increases in data processing and item processing services and telephone costs.

For the six-month periods ended June 30, 2021, and 2020

Net income for the six-month period ended June 30, 2021, was $1,074,000, as compared to a $174,000 for the six-month period ended June 30, 2020.

Net interest income for the six-month period ended June 30, 2021, totaled $5.9 million, a decrease of $92,000 from the six-month period ended June 30, 2020. The decrease in net interest income was due to $384,000 lower interest income, offset by a $292,000 reduction in the costs of interest-bearing deposits and borrowings. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks and bond purchases in response to COVID-19 driven excess liquidity. Our securities holdings, which generally yield less than loans, increased as a percentage of our total assets reflecting deployment of increased deposits.

Net interest margin for the six-month period ended June 30, 2021, was 2.92%, as compared to 3.23% for the same period of 2020. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $34.4 million while the yield decreased 0.49% from 3.69% to 3.20%, when comparing the six-month periods ending June 30, 2020, and 2021. The average balance on interest-bearing funds and noninterest-bearing funds increased $7.4 million and $25.7 million, respectively, and the cost of funds decreased 0.20%, when comparing the six-month periods ending June 30, 2020, and 2021. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $72.7 million from $89.6 million to $162.3 million for the six-month period ending June 30, 2021, as compared to the same period of 2020, while the yield decreased from 1.76% to 1.54% during that same period. Much of the decrease in yields for the six-month period can be attributed to an overall lower interest rate environment and a significant increase in cash held in interest-bearing deposits in banks and investment securities available for sale during this low interest rate period.

Average loan balances decreased $38.4 million or 13.58% to $244.4 million for the six-month period ended June 30, 2021, as compared to $282.8 million for the same period of 2020 while the yield decreased from 4.30% to 4.29% during that same period.

The Company recorded a PCL-loans benefit of $471,000 for the six-month period ending June 30, 2021, as compared to a provision for loan loss of $407,000 for the same period in 2020. The $878,000 favorable decline in PCL-loans in 2021 as compared to 2020, is due primarily to lower average balances on loans, net recoveries of previously charged-off loan balances, and strong credit discipline. As a result, the ACL-loans was $2.9 million on June 30, 2021, representing 1.23% of total loans, as compared to the allowance for loan losses of $2.4 million, or 0.84% of total loans on June 30, 2020. The ratio of the ACL-loans and the allowance for loan losses to total loans increased 0.39% primarily due to the Company’s adoption of the CECL accounting standard effective January 1, 2021. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the six-month period ended June 30, 2021, was $527,000, as compared to $484,000 for the six-month period ended June 30, 2020, an increase of $43,000 or 8.88% driven primarily by a $48,000 increase in other fees and commissions and a $14,000 gain on sale of other real estate, offset by a $17,000 decrease in service charges on deposit accounts.

For the six-month period ended June 30, 2021, noninterest expense was $5.62 million, as compared to $5.85 million for the six-month period ended June 30, 2020, a decrease of $230,000 or 3.93%. The primary contributors to the $230,000 decrease, when compared to the six-month period ended June 30, 2020, were decreases in salary and employee benefits costs, occupancy, legal, accounting, and other professional fees, loan collection costs, FDIC insurance costs and other expenses, offset by increases in data processing and item processing services and telephone costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2021	2021	2020	2020
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,223	$2,130	$2,117	$2,387
Interest bearing deposits in other financial institutions	24,545	38,344	34,976	32,592
Total Cash and Cash Equivalents	26,768	40,474	37,093	34,979

Investment securities available for sale, at fair value	157,591	134,897	114,049	84,534
Restricted equity securities, at cost	1,062	1,062	1,199	1,199

Loans, net of deferred fees and costs	234,871	246,853	253,772	284,963
Less:Allowance for credit losses(1)	(2,887)	(2,921)	(1,476)	(2,392)
Loans, net	231,984	243,932	252,296	282,571

Real estate acquired through foreclosure	-	575	575	705
Premises and equipment, net	3,716	3,793	3,853	3,904
Bank owned life insurance	8,258	8,219	8,181	8,101
Deferred tax assets, net	1,004	1,646	142	476
Accrued interest receivable	1,304	1,277	1,302	1,226
Accrued taxes receivable	258	75	116	-
Prepaid expenses	407	410	318	329
Other assets	422	364	362	176
Total Assets	$432,774	$436,724	$419,486	$418,200

LIABILITIES
Noninterest-bearing deposits	$143,254	$147,822	$132,626	$127,621
Interest-bearing deposits	225,630	221,101	216,994	214,316
Total Deposits	368,884	368,923	349,620	341,937

Short-term borrowings	25,237	31,244	29,912	37,367
Defined pension liability	296	290	285	294
Accrued expenses and other liabilities	2,962	2,792	2,576	2,735
Total Liabilities	397,379	403,249	382,393	382,333

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,848,170, 2,845,104, 2,842,040 and 2,834,325 shares as of June 30, 2021, March 31, 2021, December 31, 2020, and June 30, 2020, respectively.	2,848	2,845	2,842	2,834
Additional paid-in capital	10,700	10,670	10,640	10,582
Retained earnings	22,104	21,909	23,071	22,145
Accumulated other comprehensive (loss) gain	(257)	(1,949)	540	306
Total Stockholders' Equity	35,395	33,475	37,093	35,867
Total Liabilities and Stockholders' Equity	$432,774	$436,724	$419,486	$418,200

(1)	Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”). Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021 (unaudited)	2020 (unaudited)	2021 (unaudited)	2020 (unaudited)
Interest income
Interest and fees on loans	$2,568	$2,980	$5,205	$6,051
Interest and dividends on securities	698	317	1,203	698
Interest on deposits with banks and federal funds sold	24	39	43	86
Total Interest Income	3,290	3,336	6,451	6,835

Interest expense
Interest on deposits	158	289	325	614
Interest on short-term borrowings	116	109	232	235
Total Interest Expense	274	398	557	849

Net Interest Income	3,016	2,938	5,894	5,986
(Release) provision for credit losses	(67)	487	(471)	407
Net interest income after provision (release)	3,083	2,451	6,365	5,579

Noninterest income
Service charges on deposit accounts	37	38	77	94
Other fees and commissions	190	151	359	311
Gain on securities sold/redeemed	-	-	-	1
Gain on sale of other real estate	14	-	14	-
Income on life insurance	39	39	77	78
Total Noninterest Income	280	228	527	484

Noninterest expenses
Salary and employee benefits	1,588	1,597	3,218	3,302
Occupancy and equipment expenses	304	295	606	626
Legal, accounting and other professional fees	183	252	395	504
Data processing and item processing services	248	184	505	417
FDIC insurance costs	40	48	83	99
Advertising and marketing related expenses	24	19	45	44
Loan collection costs	22	21	28	88
Telephone costs	54	43	131	90
Other expenses	329	348	610	676
Total Noninterest Expenses	2,792	2,807	5,621	5,846

Income (loss) before income taxes	571	(128)	1,271	217
Income tax expense (benefit)	91	(32)	197	43

Net income (loss)	$480	$(96)	$1,074	$174

Basic and diluted net income (loss) per common share	$0.17	$(0.03)	$0.38	$0.06

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2021 and 2020

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	174	-	174
Cash dividends, $0.20 per share	-	-	(566)	-	(566)
Dividends reinvested under dividend reinvestment plan	7	57	-	-	64
Other comprehensive income	-	-	-	515	515
Balance, June 30, 2020	$2,834	$10,582	$22,145	$306	$35,867

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	1,074	-	1,074
Cash dividends, $0.20 per share	-	-	(569)	-	(569)
Dividends reinvested under dividend reinvestment plan	6	60	-	-	66
Transition adjustment pursuant to adoption of ASU 2016-3	-	-	(1,472)	-	(1,472)
Other comprehensive loss	-	-	-	(797)	(797)
Balance, June 30, 2021	$2,848	$10,700	$22,104	$(257)	$35,395

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,160	13.45%	$12,100	4.50%	$17,478	6.50%
Total Risk-Based Capital	$38,419	14.29%	$21,511	8.00%	$26,889	10.00%
Tier 1 Risk-Based Capital	$36,160	13.45%	$16,133	6.00%	$21,511	8.00%
Tier 1 Leverage	$36,160	8.58%	$16,865	4.00%	$21,082	5.00%

As of March 31, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,425	13.68%	$11,982	4.50%	$17,307	6.50%
Total Risk-Based Capital	$38,720	14.54%	$21,302	8.00%	$26,627	10.00%
Tier 1 Risk-Based Capital	$36,425	13.68%	$15,976	6.00%	$21,302	8.00%
Tier 1 Leverage	$36,425	8.99%	$16,206	4.00%	$20,257	5.00%

As of December 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$36,442	13.09%	$12,532	4.50%	$18,101	6.50%
Total Risk-Based Capital	$37,951	13.63%	$22,278	8.00%	$27,848	10.00%
Tier 1 Risk-Based Capital	$36,442	13.09%	$16,709	6.00%	$22,278	8.00%
Tier 1 Leverage	$36,442	9.12%	$15,980	4.00%	$19,975	5.00%

As of June 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,386	12.10%	$13,157	4.50%	$19,004	6.50%
Total Risk-Based Capital	$37,875	12.95%	$23,389	8.00%	$29,237	10.00%
Tier 1 Risk-Based Capital	$35,386	12.10%	$17,542	6.00%	$23,389	8.00%
Tier 1 Leverage	$35,386	9.32%	$15,180	4.00%	$18,975	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2021	2021	2020	2021	2020	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$432,774	$436,724	$418,200	$432,774	$418,200	$419,486
Investment securities	157,591	134,897	84,534	157,591	84,534	114,049
Loans, (net of deferred fees & costs)	234,871	246,853	284,963	234,871	284,963	253,772
Allowance for loan losses	2,887	2,921	2,392	2,887	2,392	1,476
Deposits	368,884	368,923	341,937	368,884	341,937	349,620
Borrowings	25,237	31,244	37,367	25,237	37,367	29,912
Stockholders' equity	35,395	33,475	35,867	35,395	35,867	37,093
Net income	480	594	(96)	1,074	174	1,668

Average Balances
Assets	$429,499	$414,801	$396,633	$422,150	$390,171	$400,462
Investment securities	150,556	118,606	69,729	134,581	70,254	88,088
Loans, (net of deferred fees & costs)	239,912	248,920	284,168	244,416	282,752	277,074
Deposits	371,115	355,538	336,330	363,327	328,468	336,394
Borrowings	20,617	20,564	20,949	20,590	22,321	24,317
Stockholders' equity	34,926	36,072	36,762	35,499	36,842	37,067

Performance Ratios
Annualized return on average assets	0.45%	0.58%	-0.10%	0.51%	0.09%	0.42%
Annualized return on average equity	5.51%	6.68%	-1.05%	6.10%	0.95%	4.50%
Net interest margin	2.92%	2.93%	3.12%	2.92%	3.23%	3.18%
Dividend payout ratio	59%	48%	-296%	53%	326%	68%
Book value per share	$12.43	$11.77	$12.65	$12.43	$12.65	$13.05
Basic and diluted net income per share	0.17	0.21	(0.03)	0.38	0.06	0.59
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,847,191	2,843,775	2,832,974	2,845,493	2,831,174	2,835,037

Asset Quality Ratios
Allowance for loan losses to loans	1.23%	1.18%	0.84%	1.23%	0.84%	0.58%
Nonperforming loans to avg. loans	1.72%	1.79%	1.39%	1.69%	1.40%	1.63%
Allowance for loan losses to nonaccrual & 90+ past due loans	69.9%	65.5%	60.4%	69.9%	60.4%	32.6%
Net charge-offs annualize to avg. loans	-0.06%	-0.44%	0.02%	-0.25%	0.12%	-0.04%

Capital Ratios
Common Equity Tier 1 Capital	13.45%	13.68%	12.10%	13.45%	12.10%	13.09%
Tier 1 Risk-based Capital Ratio	13.45%	13.68%	12.10%	13.45%	12.10%	13.09%
Leverage Ratio	8.58%	8.99%	9.32%	8.58%	9.32%	9.12%
Total Risk-Based Capital Ratio	14.29%	14.54%	12.95%	14.29%	12.95%	13.63%